Exhibit 4.1


                           CERTIFICATE OF DESIGNATIONS


                CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES
                                 AND LIMITATIONS

                                       OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                            GLOBAL TECHNOLOGIES, LTD.

                                   ----------

 Pursuant to Section 151 of the General Corporation Law of the State of Delaware

                                   ----------

     Global Technologies Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on April 26, 2001 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby designates a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "Preferred Stock"), as its Series D Convertible Preferred Stock, and hereby states the number of authorized shares, and the relative rights, preferences, limitations, privileges, powers and restrictions thereof are and shall be as set forth on the attached Annex A.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Rights, Preferences and Limitations to be signed by its duly authorized officers on this 26th day of April, 2001.


                                   GLOBAL TECHNOLOGIES, LTD.


                                   By: /s/ S. Lance Silver
                                       -----------------------------------------
                                   Name: S. Lance Silver
                                   Title: Vice President and General Counsel

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                                     ANNEX A

     Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock of Global Technologies, Ltd., a Delaware corporation (the "COMPANY") shall be designated as its Series D Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 800 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS"). Each share of Preferred Stock shall have a par value of $.01 and a stated value equal to the sum of $10,000 (the "STATED VALUE"). No dividends shall accrue on the Preferred Stock. The shares of Preferred Stock are being issued in exchange for the outstanding shares of Series C Preferred Stock in a transaction intended to comply with Section 3(a)(9) of the Securities Act. Notwithstanding the foregoing or anything to the contrary contained herein, the Company shall have no obligation to pay (or issue shares of any capital stock in lieu of payment) and no liability for any dividends that may have accrued on the Series C Preferred Stock from the time of issuance through the date of such exchange, except for dividends satisfied by conversions of Series C Preferred Stock prior to the date of the Settlement Agreement.

     Section 2. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, or (c) enter into any agreement with respect to the foregoing.

     Section 3. CONVERSION.

          (a)

                    (i) CONVERSIONS AT OPTION OF HOLDER. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 3(a)(ii)), at the Conversion Ratio (as defined in Section 5), at the option of the Holder at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as EXHIBIT A (a "CONVERSION NOTICE"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (including by facsimile) (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that a Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 3(b)) a certificate representing the number of shares of Preferred Stock as have not been converted.

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
                    (ii) CERTAIN CONVERSION RESTRICTIONS.

                    (A) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 5) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 3(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                    (B) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the

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
          conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 3(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                    (C) If the Common Stock is then listed for trading on the NASDAQ or the Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not issue in excess of an aggregate of 2,159,595 shares of Common Stock upon (i) any and all conversions of Preferred Stock, (ii) any and all conversions of Series C Preferred Stock and (iii) exercise of Redemption Warrants (as defined in Section 5) at a price which is less than the closing sales price of the Common Stock on the Trading Day immediately preceding the Series C Original Issue Date (such number of shares, the "ISSUABLE MAXIMUM"). The Issuable Maximum equals 19.999% of the number of shares of Common Stock outstanding immediately prior to the Series C Original Issue Date. The shares of Preferred Stock are to be issued in exchange for the then outstanding shares of the Series C Preferred Stock in accordance with the Securities Exchange Agreement contemplated by the Settlement Agreement. Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the number of shares of Preferred Stock issued to such Holder on the Original Issue Date by (y) the number of shares of Preferred Stock issued by the Company on the Original Issue Date. If any Holder shall no longer hold shares of Preferred Stock or Redemption Warrants, if any, then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date (a) the shares of Common Stock are listed for trading on the NASDAQ or the Nasdaq SmallCap Market, (b) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon

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
          conversion of shares of Preferred Stock and exercise of the Redemption Warrants, if any, at a price which is less than the closing sales price of the Common Stock on the Trading Day immediately preceding the Series C Original Issue Date, would exceed the Issuable Maximum, and
          (c) the Company shall not have previously obtained the vote of shareholders (the "SHAREHOLDER APPROVAL"), if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum (the "EXCESS STATED VALUE"), the converting Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75th day after such request, or (2) pay cash to the converting Holder in an amount equal to the Mandatory Redemption Amount (as defined in Section 5) for the Excess Stated Value. If the converting Holder shall have elected the first option pursuant to the immediately preceding sentence and the Company shall have failed to obtain the Shareholder Approval on or prior to the 75th day after such request, then within three (3) days of such 75th day, the Company shall pay cash to the converting Holder an amount equal to the Mandatory Redemption Amount for the Excess Stated Value. If the Company fails to pay the Mandatory Redemption Amount in full pursuant to this Section within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum or such lesser maximum amount that is permitted to be paid by applicable law, to the converting Holder, accruing daily from the end of such seven-day period until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of Preferred Stock shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

          (b)

                    (i) Not later than three Trading Days after each Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock and
          (B) one or more certificates representing the number of shares of Preferred Stock not converted. Notwithstanding the foregoing or anything to the contrary contained herein, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until one Trading Day after certificates evidencing such shares of

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
          Preferred Stock are delivered for conversion to the Company, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

                    (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the third Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each Trading Day after such third Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

                    (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the third Trading Day after the Conversion Date, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "BUY-IN"), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and provide reasonable evidence thereof (which shall consist solely of the records evidencing the establishment of

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
          the position at issue) which shall be reasonably satisfactory to the Company. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

               (c)

                    (i) The conversion price for each share of Preferred Stock in effect on any Conversion Date shall be fixed at $5.0057 (the "CONVERSION PRICE"), subject to the provisions of this Section.

                    (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock,
          (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                    (iii) If the Company, at any time while shares of Preferred Stork are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 3(c)(ii) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors, in its sole discretion, in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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
                    (iv) All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                    (v) Whenever the Conversion Price is adjusted pursuant to
          Section 3(c)(ii) or (iii) the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                    (vi) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                    (vii) In case of any merger or consolidation of the Company with or into another Person, or sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to convert its shares of Preferred Stock into the shares of stock and other securities cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled.

                    (viii) If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as

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          they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

          (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 3(a) and Section 3(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

          (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

          (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

          (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

          (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 1811 Chestnut Street, Suite 120, Philadelphia, Pennsylvania 19103 or to facsimile number (215) 972-8183, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and

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all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Section prior to 8:00 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Section later than 8:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, or (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 4. OPTIONAL REDEMPTION.

          (i) Subject to the provisions of this Section 4, from and after the Original Issue Date, the Company shall have the right, upon thirty Trading Days' notice (an "OPTIONAL REDEMPTION NOTICE" and the date such Optional Redemption Notice is received by a Holder, an "OPTIONAL REDEMPTION DATE") to the Holders, to redeem all or any portion of the shares of Preferred Stock which have not previously been redeemed or for which Conversion Notices shall not have been delivered, for a price equal to the Optional Redemption Price (as defined below). Notwithstanding anything herein to the contrary, together with the delivery of the Optional Redemption Notice, the Company shall also deliver the Redemption Warrants to the Holders of shares of Preferred Stock to be redeemed and the Optional Redemption Notice shall only be valid if delivered together with the Redemption Warrants. The Company may only deliver an Optional Redemption Notice if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is sufficient to satisfy the Company's conversion obligations of all shares of Preferred Stock then outstanding and the Company's exercise obligations pursuant to the Redemption Warrants and other common stock purchase warrants issued to the Holders on the Series C Original Issue Date, (ii) the Underlying Shares then outstanding are registered for resale pursuant to an effective Underlying Shares Registration Statement pursuant to which the Holders are permitted to utilize to sell Underlying Shares or the Underlying Shares may be resold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, and
(iii) the Common Stock is listed for trading on the NASDAQ or on a Subsequent Market. Each of clauses (i) - (iii) of the immediately preceding sentence must be true during the entire thirty Trading Days between the date of delivery of an Optional Redemption Notice and Redemption Warrants and the date of payment of the Optional Redemption Price. A Holder may, subject to Section 3(a)(i) hereof, convert (and the Company shall honor such conversions in accordance with the terms hereof) any or all of the shares of Preferred Stock subject to an Optional Redemption Notice delivered for conversion on or prior to the 30th Trading Day following an Optional Redemption Date.

          (j) Failure by the Company to pay the entire Optional Redemption Price by the 30th Trading Day following an Optional Redemption Date shall, at the option of 7he Holders subject thereto, result in the invalidation AB INITIO of the unpaid portion of such optional redemption, and, notwithstanding anything herein to the contrary, the Company shall thereafter have no further rights to optionally redeem any shares of Preferred Stock. In such event, the Company shall, at the option of the Holder, either, (i) not later than three Trading Days from receipt of Holder's request therefor, return to the Holder all of the shares of Preferred Stock for which such Optional Redemption Price has not been paid in full (the "UNPAID REDEMPTION SHARES") or (ii) convert of all or any portion of the Unpaid Redemption Shares in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion. If the Holder elects option (ii) above, the Company shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto.

          (k)

                    (i) Except if the provisions of Section 4(c)(ii) apply, the "OPTIONAL REDEMPTION PRICE" applicable for such Optional Redemption Date shall equal the sum of (i) the greater of (A) the product of the Optional Redemption Rate (as defined in Section 5) and the aggregate of the Stated Value of the shares of Preferred Stock to be redeemed and (B) the product of (x) the aggregate number of Shares to be redeemed and (y) the product of (i) the average of the Per Share Market Values for the five Trading Days preceding the Optional Redemption Date, and (2) the Conversion Ratio calculated on the Optional Redemption Date, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

                    (ii) If the Per Share Market Value for each of the twenty Trading Days preceding an Optional Redemption Date is equal to or greater than the Threshold Price (as defined in Section 5), then the "OPTIONAL REDEMPTION PRICE " applicable for such Optional Redemption Date shall equal the sum of (i) the product of (A) the product of (x) the number of shares of Preferred Stock to be redeemed and (y) the Conversion Ratio calculated on the Optional Redemption Date and (B) the Threshold Price, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

     Section 5. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

     "CHANGE OF CONTROL TRANSACTION" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 501c or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

     "COMMISSION" means the Securities and Exchange Commission.

     "COMMON STOCK" means the Company's Class A common stock, par value $.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is Stated Value (or Excess Stated Value, as the case may be) and the denominator of which is the Conversion Price at such time.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company other than those securities that are outstanding on the Series C Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

     "MANDATORY REDEMPTION AMOUNT" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value (or Excess Stated Value, as the case may be) and (B) the product of (a) the lesser of (i) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (II) the Threshold Price and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock.

     "OPTIONAL REDEMPTION RATE" means 120%.

     "ORIGINAL ISSUE DATE " shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

     "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of Common Stock on such date on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or on a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

     "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "PURCHASE AGREEMENT" means the Convertible Preferred Stock Purchase Agreement, dated as of the Series C Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "REDEMPTION WARRANTS" shall mean common stock purchase warrants issuable by the Company together with an Optional Redemption Notice to the Holder of Preferred Stock to be redeemed to purchase a number of shares of Common Stock equal to 5% of the quotient obtained by dividing (x) the Stated Value of the Preferred Stock to be redeemed pursuant to an Optional Redemption Notice by (y) the average of the Per Share Market Values for the five Trading Days starting on and including March 1, 2000. If the Per Share Market Value for each of the twenty (20) Trading Days preceding an Optional Redemption Date is equal to or greater than the Threshold Price, then the Redemption Warrants issuable in connection with an Optional Redemption Notice shall entitle the Holder to acquire an additional 100,000 shares of Common Stock in addition to the number of shares of Common Stock set forth in the immediately preceding sentence. Such warrants shall be substantially in the form attached as EXHIBIT D to the Purchase Agreement and shall entitle the holders thereof to purchase shares of Common Stock at any time during the five-year period following the Series C Original Issue Date at an exercise price per share equal to the Conversion Price.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Series C Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE AGREEMENT" means the Securities Exchange Agreement contemplated by the Settlement Agreement.

     "SERIES C ORIGINAL ISSUE DATE" means February 16, 2000, the original date of the issuance of the Series C Preferred Stock.

     "SERIES C PREFERRED STOCK" means the Series C 5% Preferred Stock of the Company.

     "SETTLEMENT AGREEMENT" means the Agreement dated as of January 31, 2001, as amended by the Amendment thereto dated as of April 26, 2001, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "THRESHOLD PRICE" means 150% of the Conversion Price.

     "TRADING DAY" means (a) a day on which the Common Stock is traded on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on the NASDAQ or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and
(c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

     "UNDERLYING SHARES" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

     "UNDERLYING SHARES REGISTRATION STATEMENT" means a registration statement that meets the requirements of the Registration Rights Agreement and the Settlement Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 5% Series A Convertible Preferred Stock indicated below, into shares of Class A common stock, par value $.01 per share (the "COMMON STOCK"), of Global Technologies, Ltd., a Delaware corporation (the "COMPANY"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

         Date to Effect Conversion

         Number of shares of Preferred Stock to be Converted

         Stated Value of shares of Preferred Stock to be Converted

         Number of shares of Common Stock to be Issued

         Applicable Conversion Price

         Signature

         Name

         Address

         Check box, if applicable:

         [ ] The Holder intends to sell the shares of Common Stock issuable hereunder pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.